Unitrin Board Expands Stock Repurchase Program

CHICAGO--(BUSINESS WIRE)--Nov. 1, 2006--Unitrin, Inc. (NYSE:UTR) today announced that its Board of Directors has increased the Company's authority to repurchase shares of the Company's common stock by 6.0 million shares. This increase is in addition to approximately 0.75 million shares remaining under the Board's previous authorization. On a split-adjusted basis, Unitrin has repurchased a total of approximately 57.5 million shares since 1990, or about 52% of the Company's shares originally outstanding in 1990. Unitrin's CEO, Don Southwell, noted that "Included in the total shares repurchased are the 1.1 million shares repurchased by Unitrin in the third quarter of 2006."

Repurchases may be made from time to time at prevailing prices in open market or in privately-negotiated transactions, subject to market conditions and other factors. Repurchases will be financed through Unitrin's general corporate funds. Depending upon the amount of repurchases and other factors, Unitrin may also borrow funds under an existing bank credit agreement.

Unitrin is a $3 billion financial services company focused on creating shareholder value by providing a diverse array of insurance and consumer finance products and services for individuals, families and small businesses.

Among the brands in Unitrin's Property and Casualty Insurance business are Unitrin Kemper Auto and Home, Unitrin Specialty and Unitrin Business Insurance, which sell personal and commercial insurance through networks of independent agents, and Unitrin Direct, which sells auto insurance directly to consumers. Unitrin's Life and Health Insurance businesses bring a high level of personalized service to their customers. Unitrin's consumer finance subsidiary, Fireside Bank, specializes in automobile loans for the purchase of pre-owned vehicles. Additional information about Unitrin is available by visiting its website (www.unitrin.com).

CONTACT: Unitrin, Inc.
David F. Bengston, 312-661-4930
investor.relations@unitrin.com

SOURCE: Unitrin, Inc.